Arcturus Therapeutics Announces Third Quarter 2026 Financial Results and Pipeline Progress

ARCT-032 (CF) Phase 2 enrollment completion YE 2026; data presentation Q2 2027

ARCT-2601 (OTC Deficiency), the first mRNA therapeutic candidate utilizing LUNAR 2.0™, Phase 2 dosing planned to begin Q1 2027; top-line data H2 2027

Investor conference call at 4:30 p.m. ET today

SAN DIEGO--(BUSINESS WIRE) -- November 5, 2026 -- Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a messenger RNA medicines company focused on the development of liver and respiratory therapeutics, today announced its financial results for the quarter ended September 30, 2026, and provided corporate updates.

“The third quarter marked a pivotal step forward for our liver therapeutics franchise, with encouraging ARCT-810 Phase 2 results and the introduction of LUNAR 2.0™, our next-generation mRNA delivery platform, which demonstrated a 38-fold improvement over the key lipid in ARCT-810 in non-human primates,” said Joseph Payne, President & CEO of Arcturus. “We look forward to presenting data from our CF program in Q2 2027, followed by initial potential proof-of-concept data from ARCT-2601, our LUNAR 2.0™-formulated mRNA therapeutic for OTC deficiency, in H2 2027.”

Recent Corporate Highlights

•	ARCT-032 (CF) Phase 2 full data from Cohort 4 are planned for presentation in Q2 2027. Cohort 4 evaluates 10 mg daily inhaled dosing over 12 weeks in up to 20 adults with cystic fibrosis (primarily class I). Enrollment has accelerated due to increased site activations in Israel and Turkey and is expected to be completed by year-end.
o	ARCT-032 is actively and financially supported by Thermo Fisher Scientific per the agreement. A decision to proceed into Phase 3 triggers significant contributions from Thermo. The timing of the decision is expected to occur before the planned Phase 2 data presentation.
•	ARCT-810 Phase 2 interim data was presented in September. ARCT-810 is an mRNA therapeutic candidate to potentially treat ornithine transcarbamylase (OTC) deficiency. ARCT-810 at 0.3 mg/kg and 0.5 mg/kg demonstrated meaningful biomarker activity, reducing and/or maintaining first-morning fasting ammonia within the normal range, including during increased protein intake, and reducing glutamine levels in all participants, with the 0.5 mg/kg dose achieving mean glutamine concentrations within the normal range during treatment, and was generally safe and well tolerated.
•	LUNAR 2.0™, Arcturus’ next-generation mRNA delivery technology, demonstrated 38-fold greater potency than the key lipid in ARCT-810, in a non-human primate study based on human ornithine transcarbamylase (hOTC) expression.
•	ARCT-2601 is the first mRNA therapeutic candidate utilizing LUNAR 2.0™ technology. Arcturus plans to initiate ARCT-2601 Phase 2 dosing in Q1 2027, with top-line data expected in H2 2027, following FDA feedback and clarity on the regulatory pathway from a June 2026 Type C meeting. The amended Phase 2 protocol is expected to incorporate ARCT-2601 into the ongoing ARCT-810 Phase 2 study and evaluate ARCT-2601 in participants with OTCD ages 12 years and older. Non-human primate (NHP) data suggests the potential for lower and/or less frequent dosing of ARCT-2601 compared to ARCT-810.

•	The Company expanded its mRNA therapeutics pipeline to include programs targeting PKU and gout, supported by the LUNAR 2.0™ platform and the Company’s proprietary mRNA design and development capabilities.
o	Arcturus plans to submit an IND to the FDA for PKU in the second half of 2027. This investigational LUNAR 2.0™ formulated mRNA therapy is designed to enable the liver to produce functional PAH, the enzyme deficient in patients with PKU. By restoring PAH activity, the therapy is intended to improve phenylalanine metabolism and address the underlying cause of the disease.
•	Arcturus has successfully completed the myNEO acquisition, integrating AI-driven capabilities in antigen design, mRNA optimization, and target identification to accelerate pipeline development and expand strategic opportunities in oncology.
•	Meiji Seika Pharma, Arcturus’ partner in Japan, is distributing KOSTAIVE®, a self-amplifying mRNA COVID vaccine. Commercial sales of KOSTAIVE in Japan are ongoing for the 2026/2027 season.
•	The Marketing Authorization Holders (MAHs) for KOSTAIVE® in the EU and UK were successfully transferred from CSL Seqirus to Arcturus in September and October 2026, respectively, in preparation for KOSTAIVE® commercial activities in 2027.
•	Arcturus published the results of the Phase 1 study of the sa-mRNA pandemic influenza vaccine in Nature Communications, indicating immunological benefits versus standard of care, a favorable safety profile, and the potential for a single-dose pandemic response.

“We prioritize disciplined investment in the programs and technologies that we believe will create the greatest long-term value,” said Dennis Mulroy, Chief Financial Officer of Arcturus. “We continue to maintain a strong balance sheet and cash runway of over two years through year end 2028, allowing our company to reach important clinical and regulatory milestones for its rare disease pipeline.”

Financial Results for the three months and nine months ended September 30, 2026

Cash Position and Balance Sheet

Cash and cash equivalents were $184.8 million as of September 30, 2026, and $230.9 million on December 31, 2025, for a decrease of $46.1 million. The decrease was primarily driven by cash used related to ongoing clinical development activities, including the continued advancement of the Company's cystic fibrosis and OTC deficiency programs, partially offset by the $12.0 million payment received from CSL Seqirus under the termination and settlement agreement.

Revenue in conjunction with strategic alliances and collaborations

Revenue was $18.3 million and $23.3 million for the three and nine months ended September 30, 2026, respectively, compared with $17.2 million and $74.8 million in the comparable periods last year. The increase in revenue for the three-month period was primarily driven by the recognition of the $12.0 million termination payment and the remaining deferred revenue upon termination of the CSL Seqirus collaboration, under which the Company regained strategic control of KOSTAIVE® and its broader vaccine portfolio, partially offset by lower grant revenue. The decrease for the nine-month period was primarily attributable to lower revenue recognized under the CSL Seqirus collaboration prior to its termination and lower BARDA grant revenue.

Research and development expenses

Research and development expenses were $17.0 million and $56.0 million for the three and nine months ended September 30, 2026, respectively, compared with $23.3 million and $87.7 million for the corresponding periods in 2025. The decreases were primarily driven by reduced clinical and manufacturing activities, particularly across the LUNAR-COVID and BARDA programs, together with lower personnel and facilities costs, as the Company continued to advance its highest-priority programs while maintaining a disciplined approach to capital allocation.

General and Administrative Expenses

General and administrative expenses were $10.5 million and $30.9 million for the three and nine months ended September 30, 2026, compared with $10.4 million and $32.1 million in the comparable periods last year. General and administrative expenses remained relatively consistent for the three-month period, while the decrease for the nine-month period was primarily driven by lower payroll and benefit costs and lower share-based compensation expense, all resulting from lower headcount, and partially offset by an increase in legal and professional fees.

Net Loss

Net loss was $7.4 million and $58.2 million for the three and nine months ended September 30, 2026, or a net loss per share of $0.26 and $2.05, compared to a net loss of $13.4 million and $36.7 million for the three and nine months ended September 30, 2025, or a net loss per share of $0.49 and $1.35.

Earnings Call: Thursday, November 5, 2026 @ 4:30 p.m. ET

•	Domestic: 1-800-225-9448
•	International: 1-203-518-9708
•	Conference ID: ARCTURUS
•	Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1778913&tp_key=199e297c07

About Arcturus

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a messenger RNA medicines company focused on the development of liver and respiratory therapeutics with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR® mRNA technology (sa-mRNA) and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus developed KOSTAIVE®, the first self-amplifying messenger RNA (sa-mRNA) COVID vaccine in the world to be approved. Arcturus’ strategic collaborations include Thermo Fisher Scientific for ARCT-032 manufacturing and development, BARDA for pandemic influenza initiatives, and ARCALIS, a Japanese joint venture focused on manufacturing mRNA vaccines and therapeutics. Arcturus’ pipeline includes programs in cystic fibrosis (CF), ornithine transcarbamylase (OTC) deficiency, phenylketonuria (PKU) and Gout. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA (siRNA), circular RNA, antisense RNA, self-amplifying RNA, DNA, and gene editing therapeutics. Arcturus’ technologies are covered by its extensive patent portfolio (over 500 patents and patent applications in the U.S., Europe, Japan, China, and other countries). For more information, visit www.ArcturusRx.com. Please connect with us on X and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, are forward-looking statements, including those regarding strategy, future operations, the likelihood of success of the Company’s pipeline (including ARCT-032, ARCT-810 and ARCT-2601), the timing of enrollment completion and data presentation for the ARCT-032 Phase 2 study, the timing of a decision to proceed into a Phase 3 study for ARCT-032 and the anticipated support from Thermo Fisher Scientific, the timing of initiation of dosing of, and initial data for, ARCT-2601, the timing of a planned IND submission for PKU, the potential of the LUNAR 2.0™ platform to support new therapeutic programs, including in PKU and gout, the anticipated benefits of the myNEO acquisition, the anticipated launch of KOSTAIVE® in the EU and UK, likelihood of approval of ARCT-032, ARCT-810 or ARCT-2601 in the United States or elsewhere, or their potential for therapeutic benefit, the likelihood that preclinical or clinical data, including interim data, will be predictive of future clinical results, its current cash position and expected cash runway, and the impact of general business and economic conditions. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements, including those discussed under the heading "Risk Factors" in Arcturus’ most recent Annual Report on Form 10-K, and in subsequent filings with, or submissions to, the SEC, which are available on the SEC’s website at www.sec.gov. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
(in thousands, except par value information)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$184,817	$230,909
Accounts receivable	1,249	5,564
Prepaid expenses and other current assets	3,329	4,973
Total current assets	189,395	241,446
Property and equipment, net	4,807	6,736
Operating lease right-of-use assets, net	19,086	21,081
Non-current restricted cash	2,028	1,885
Total assets	$215,316	$271,148
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,768	$4,235
Accrued liabilities	22,158	23,898
Deferred revenue	419	8,246
Total current liabilities	28,345	36,379
Operating lease liabilities, net of current portion	18,244	20,784
Total liabilities	46,589	57,163
Stockholders’ equity
Common stock, $0.001 par value; 60,000 shares authorized; issued and outstanding shares were 28,461 at September 30, 2026 and 28,414 at December 31, 2025	28	28
Additional paid-in capital	741,452	728,547
Accumulated deficit	(572,753)	(514,590)
Total stockholders’ equity	168,727	213,985
Total liabilities and stockholders’ equity	$215,316	$271,148

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2026	2025	2026	2025
Revenue:
Collaboration revenue	$16,852	$14,153	$18,342	$64,140
Grant revenue	1,445	2,998	4,975	10,695
Total revenue	18,297	17,151	23,317	74,835
Operating expenses:
Research and development, net	16,998	23,265	56,040	87,736
General and administrative	10,484	10,398	30,938	32,052
Total operating expenses	27,482	33,663	86,978	119,788
Loss from operations	(9,185)	(16,512)	(63,661)	(44,953)
Finance income, net	1,773	3,234	5,524	8,572
Other expense	(2)	(170)	(26)	(319)
Net loss before income taxes	(7,414)	(13,448)	(58,163)	(36,700)
Provision for income taxes	—	—	—	4
Net loss	$(7,414)	$(13,448)	$(58,163)	$(36,704)
Net loss per share, basic and diluted	$(0.26)	$(0.49)	$(2.05)	$(1.35)
Weighted-average shares outstanding, basic and diluted	28,440	27,188	28,428	27,142
Comprehensive loss:
Net loss	$(7,414)	$(13,448)	$(58,163)	$(36,704)
Comprehensive loss	$(7,414)	$(13,448)	$(58,163)	$(36,704)

Contacts

Arcturus Therapeutics
Public Relations & Investor Relations
Neda Safarzadeh
VP, Head of IR/PR/Marketing
(858) 900-2682
IR@ArcturusRx.com